EXHIBIT 99.1

Anaren Reports 3rd Quarter Results

SYRACUSE, N.Y., April 24, 2012 (GLOBE NEWSWIRE) -- Anaren, Inc. (Nasdaq:ANEN) today reported net sales for the fiscal 2012 third quarter ended March 31, 2012 of $34.7 million, down 21.1% from $44.0 million for the third quarter of last year.

GAAP (U.S. generally accepted accounting principles) net income for the third quarter of fiscal 2012 was $2.0 million, or $0.14 per diluted share, down 41.2% from $3.4 million, or $0.23 per diluted share for the third quarter of last year.

Non-GAAP diluted earnings per share, excluding non-cash equity based compensation and intangible amortization, was $0.19 for the third quarter of fiscal 2012, down 32.1% compared to non-GAAP earnings per share of $0.28 for the third quarter of fiscal 2011.

GAAP operating income for the third quarter of fiscal 2012 was $1.8 million, or 5.0% of net sales, down 59.1% from $4.3 million, or 9.7% of net sales for the third quarter of last year. Non-GAAP operating income for the third quarter of fiscal 2012, which excludes non-cash equity based compensation and intangible amortization was $3.0 million, or 8.6% of net sales, down 47.3% from $5.6 million, or 12.8% of net sales for the third quarter of fiscal 2011.

The Company had a net income tax benefit for the third quarter of fiscal 2012 of $0.1 million, representing an effective tax rate of (4.7)%. This compares to income tax expense of $0.9 million for the third quarter of fiscal 2011, representing an effective tax rate of 21.4%. The tax benefit in the third quarter of fiscal 2012 resulted from a higher than anticipated Federal Research and Experimentation (R&E) credit. The projected effective tax rate for fiscal 2012 is now expected to be approximately 27%.

Lawrence A. Sala, Anaren's Chairman, President and CEO said, "The reduction in revenue and profitability compared to the third quarter of last year resulted primarily from the lower sales levels as demand for Wireless infrastructure products continued to be weak throughout the third quarter. We continue to believe this decline in demand for Wireless infrastructure products is temporary and customer forecasts show improving demand in the fourth quarter of this fiscal year. Profitability improved over second quarter levels, despite the lower sales volume, due to the aggressive actions taken in the first half of the fiscal year to reduce operating expenses. Given the reduction in operating expenses, the improving Wireless customer forecasts and the strong Space & Defense order backlog, we believe that we are well positioned for increased sales and profitability in the fourth quarter of fiscal 2012."

Net sales for the nine months ended March 31, 2012 were $109.2 million, down 17.3% from net sales of $132.0 million for the first nine months of last year. GAAP net income for the first nine months of fiscal 2012 was $5.7 million, or $0.39 per diluted share, compared to $12.2 million, or $0.83 per diluted share for the first nine months of last year.

Non-GAAP diluted earnings per share, excluding non-cash equity based compensation and intangible amortization, was $0.55 for the first nine months of fiscal 2012 compared to non-GAAP diluted earnings per share of $1.01 for the first nine months of fiscal 2011.

During the third quarter of fiscal 2012, the Company generated $2.3 million in operating cash flow compared to $7.8 million in the third quarter of last year. Additionally, during the current quarter the Company repurchased approximately 66,000 shares of its common stock for a total of $1.1 million, and expended $1.4 million for capital additions. Cash, cash equivalents and marketable debt securities at March 31, 2012 were $52.6 million.

Wireless Group

Wireless Group net sales for the third quarter of fiscal 2012 were $10.2 million, down 32.5% from $15.2 million for the third quarter of fiscal 2011, driven by the continuing softness in demand from wireless infrastructure customers.

Demand for our Wireless infrastructure products declined significantly in the fiscal 2012 first quarter and has continued at these lower levels. Though new orders were weak throughout the third quarter, inventory levels at our customers and distribution partners declined substantially. Current customer forecasts and order rates are showing some strengthening, which should result in an increase in Wireless sales in the fourth quarter of this fiscal year.

New product investments for the quarter continued to be focused on expansion of the wireless infrastructure components and low power wireless Anaren Integrated Radio (AIR) module product lines. Several new Xinger III and resistive products were introduced and two additional distribution partners were added during the quarter. In addition, several new AIR modules were introduced and the Company announced a third party software agreement supporting the ZigBee® Standard.

Customers that generated greater than 10% of Wireless Group net sales for the quarter were E.G. Components, Huawei and Richardson.

Space & Defense Group

Space & Defense Group net sales for the third quarter of fiscal 2012 were $24.5 million, down 15.1% from $28.8 million for the third quarter of fiscal 2011, due primarily to a $2.8 million decline in sales of counter-IED related products.

New orders for the quarter totaled $24.1 million and were driven by radar, satellite and passive ranging applications. Space & Defense Group order backlog at March 31, 2012 was approximately $95.4 million.

On April 9, 2012 the Company announced that it had received three contracts totaling in excess of $11.5 million in follow-on orders, approximately $6 million of which was included in third quarter 2012 bookings, for passive ranging subsystems to be deployed in airborne applications. These orders from a Defense Original Equipment Manufacturer (OEM) customer are related to a continuing long-term supply agreement for both domestic and international applications of Anaren's proprietary electronic warfare technology. Deliveries are expected to be completed over a 26 month timeframe beginning in the first quarter of calendar 2013. In addition, based on contracts that were recently awarded to our customers late in the third quarter, we expect an increase in orders for our Space & Defense products in the fourth quarter.

Customers that generated greater than 10% of Space & Defense Group net sales for the quarter were Lockheed Martin, Northrop Grumman and Raytheon.

Non-GAAP Financial Measures

In addition to presenting financial results calculated in accordance with GAAP, Anaren's earnings release contains non-GAAP financial measures including: non-GAAP gross profit, non-GAAP operating income, non-GAAP net income and non-GAAP net income per diluted share. These non-GAAP measures are each adjusted from GAAP results to exclude certain non-cash items including equity-based compensation and intangible asset amortization.

The Company believes these non-GAAP financial measures provide useful information to both management and investors to help understand and compare business trends among reporting periods on a consistent basis. Additionally, these non-GAAP financial measurements are one of the primary indicators management uses for planning and forecasting in future periods. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP.

Outlook

For the fourth quarter of fiscal 2012, we anticipate comparable sales for the Space & Defense Group and increased sales for the Wireless group compared to third quarter levels. As a result, we expect net sales to be in the range of $35 to $40 million. We expect GAAP net earnings per diluted share to be in the range of $0.11 - $0.23, using an anticipated tax rate of approximately 27.0% and inclusive of approximately $0.05 per share related to expected equity based compensation expense and amortization of intangibles. Non-GAAP net earnings per diluted share are expected to be in the range of $0.16 - $0.28 for the fourth quarter.

Forward-Looking Statements

The statements contained in this news release which are not historical information are "forward-looking statements."  These and other forward-looking statements are based on management's current expectations and are subject to business, market and economic risks and uncertainties that could cause actual results to differ materially from those discussed. You are encouraged to review Anaren's filings with the Securities and Exchange Commission to learn more about the various risks and uncertainties facing Anaren's business and their potential impact on Anaren's revenue, earnings and stock price. Unless required by law, Anaren disclaims any obligation to update or revise any forward-looking statement.

Conference Call

Anaren will host a live teleconference, open to the public on the Anaren Investor Info, Live Webcast Web Site (www.anaren.com) on April 25, 2012 at 8:30 a.m. (ET). A replay of the conference call will be available at 9:30 a.m. (ET) beginning April 25, 2012 through 11:30 p.m. on May 2, 2012. To listen to the replay, interested parties may dial in the U.S. at 1-855-859-2056 and International at 1-404-537-3406. The passcode is 58691888. If you are unable to access the Live Webcast, the dial in number for the U.S. is 1-877-734-4580 and International is 1-678-905-9378.

Company Background

Anaren designs, manufactures and sells complex microwave components and subsystems for the wireless communications, satellite communications and defense electronics markets. For more information on Anaren's products, visit our Web site at www.anaren.com.

The Anaren, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5360

ANAREN, INC.
Condensed Consolidated Income Statements
(in thousands except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	March 31, 2012	March 31, 2011	March 31, 2012	March 31, 2011

Sales	$ 34,717	$ 44,015	$ 109,174	$ 131,997

Cost of sales	23,027	27,928	71,619	81,983
Gross profit	11,690	16,087	37,555	50,014
	33.7%	36.5%	34.4%	37.9%
Operating expenses:
Marketing	2,553	2,622	7,586	7,617
Research and development	3,133	4,656	10,182	12,024
General and administration	4,252	4,521	13,038	14,384
Total operating expenses	9,938	11,799	30,806	34,025

Operating income	1,752	4,288	6,749	15,989
	5.0%	9.7%	6.2%	12.1%
Other income (expense):
Other income	175	139	454	436
Interest expense	(19)	(104)	(152)	(393)
Total other income, net	156	35	302	43

Income before income tax (benefit) expense	1,908	4,323	7,051	16,032
Income tax (benefit) expense	(90)	925	1,350	3,875
Net income	$ 1,998	$ 3,398	$ 5,701	$ 12,157
	5.8%	7.7%	5.2%	9.2%

Earnings per share:
Basic	$ 0.14	$ 0.24	$ 0.40	$ 0.87
Diluted	$ 0.14	$ 0.23	$ 0.39	$ 0.83

Weighted average common shares outstanding:
Basic	14,070	14,123	14,143	13,973
Diluted	14,696	14,994	14,783	14,712

ANAREN, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31, 2012	June 30, 2011

Assets:
Cash, cash equivalents and short-term investments	$ 42,855	$ 67,702
Receivables, less allowances	28,859	30,931
Inventories	38,133	33,733
Prepaid expenses and other current assets	6,329	6,120
Total current assets	116,176	138,486

Securities held to maturity	9,759	13,441
Property, plant, and equipment, net	47,145	47,627
Other assets	49	1,741
Goodwill	42,389	42,389
Other intangibles, net	8,068	8,961
Total assets	$ 223,586	$ 252,645

Liabilities and Stockholders' Equity
Liabilities:
Current installments of long-term debt obligation	$ --	$ 10,000
Accounts payable	6,375	9,535
Accrued expenses	4,014	6,340
Customer advance payments	1,344	222
Other liabilities	2,054	2,290
Total current liabilities	13,787	28,387

Long-term debt obligation	--	20,000
Other non-current liabilities	8,566	9,154
Total liabilities	22,353	57,541

Stockholders' Equity:
Common stock and additional paid-in capital	222,282	214,467
Retained earnings	140,213	134,512
Accumulated other comprehensive loss	(317)	(603)
Less: cost of treasury shares	(160,945)	(153,272)
Total stockholders' equity	201,233	195,104

Total liabilities and stockholders' equity	$ 223,586	$ 252,645

ANAREN, INC.
Reconciliation of GAAP and Non-GAAP Gross Profit, Operating Income, Net Income and Diluted Earnings Per Share
(in thousands except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	March 31, 2012	March 31, 2011	March 31, 2012	March 31, 2011

Sales	$ 34,717	$ 44,015	$ 109,174	$ 131,997

GAAP gross profit	$ 11,690	$ 16,087	$ 37,555	$ 50,014
Equity-based compensation expense (1)	201	221	606	551
Amortization of intangibles (2)	39	39	117	117
Non-GAAP gross profit	$ 11,930	$ 16,347	$ 38,278	$ 50,682
% of sales	34.4%	37.1%	35.1%	38.4%

GAAP operating income	$ 1,752	$ 4,288	$ 6,749	$ 15,989
Equity-based compensation expense (1)	922	1,051	2,869	3,215
Amortization of intangibles (2)	298	298	894	894
Non-GAAP operating income	$ 2,972	$ 5,637	$ 10,512	$ 20,098
% of sales	8.6%	12.8%	9.6%	15.2%

GAAP net income	$ 1,998	$ 3,398	$ 5,701	$ 12,157
Equity-based compensation expense (1)	922	1,051	2,869	3,215
Amortization of intangibles (2)	298	298	894	894
Tax effect	(439)	(486)	(1,354)	(1,479)
Non-GAAP net income	$ 2,779	$ 4,261	$ 8,110	$ 14,787
% of sales	8.0%	9.7%	7.4%	11.2%

Diluted earnings per share
GAAP diluted earnings per share	$ 0.14	$ 0.23	$ 0.39	$ 0.83
Equity-based compensation expense (1)	0.06	0.07	0.19	0.22
Amortization of intangibles (2)	0.02	0.02	0.06	0.06
Tax adjustments	(0.03)	(0.04)	(0.09)	(0.10)
Non-GAAP diluted earnings per share	$ 0.19	$ 0.28	$ 0.55	$ 1.01

Weighted average common shares outstanding
Diluted	14,696	14,994	14,783	14,712

1) These costs represent expense recognized in accordance with the share-based compensation accounting rules.

2) These costs represent amortization of intangible assets for the three and nine months ended March 31, 2012 and 2011.

ANAREN, INC.
Reconciliation of GAAP and Non-GAAP Gross Profit, Operating Income, and Earnings Per Share
(in thousands)
(unaudited)

The following table details the Non-GAAP, Non-Cash expenses related to equity-based compensation and intangible asset amortization by expense category.

	Three Months Ended March 31, 2012
	(in thousands)
	(unaudited)

	Equity Based Compensation	Amortization of Intangibles	Total
Cost of sales	$ 201	$ 39	$ 240
Marketing	36	--	36
Research and development	88	--	88
General and administrative	597	259	856
	$ 922	$ 298	$ 1,220

	Nine Months Ended March 31, 2012
	(in thousands)
	(unaudited)

	Equity Based Compensation	Amortization of Intangibles	Total
Cost of sales	$ 606	$ 117	$ 723
Marketing	175	--	175
Research and development	308	--	308
General and administrative	1,780	777	2,557
	$ 2,869	$ 894	$ 3,763

	Three Months Ended March 31, 2011
	(in thousands)
	(unaudited)

	Equity Based Compensation	Amortization of Intangibles	Total
Cost of sales	$ 221	$ 39	$ 260
Marketing	71	--	71
Research and development	114	--	114
General and administrative	645	259	904
	$ 1,051	$ 298	$ 1,349

	Nine Months Ended March 31, 2011
	(in thousands)
	(unaudited)

	Equity Based Compensation	Amortization of Intangibles	Total
Cost of sales	$ 551	$ 117	$ 668
Marketing	194	--	194
Research and development	419	--	419
General and administrative	2,051	777	2,828
	$ 3,215	$ 894	$ 4,109

ANAREN, INC.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended March 31, 2012	Nine Months Ended March 31, 2012
Cash flows from operating activities:
Net income	$ 1,998	$ 5,701

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,045	6,212
Amortization	465	1,437
Deferred income taxes	(172)	339
Equity-based compensation	922	2,869
Receivables	(1,372)	2,071
Inventories	(1,141)	(4,400)
Accounts payable	(2,650)	(3,159)
Other assets and liabilities	2,239	(884)
Net cash provided by operating activities	2,334	10,186

Cash flows from investing activities:
Capital expenditures	(1,359)	(5,730)
Net purchases of marketable debt securities	(601)	(504)
Net cash used in investing activities	(1,960)	(6,234)

Cash flows from financing activities:
Payments on long-term debt	--	(30,000)
Proceeds from stock options exercised	32	4,261
Excess tax benefit	1	685
Purchase of treasury shares	(1,100)	(7,673)
Net cash used in financing activities	(1,067)	(32,727)

Effect of exchange rates on cash	79	286

Net decrease in cash and cash equivalents	$ (614)	$ (28,489)

Cash and cash equivalents at beginning of period	$ 30,513	$ 58,388

Cash and cash equivalents at end of period	$ 29,899	$ 29,899
CONTACT: George Blanton, CFO
         315-362-0436
         Joseph E. Porcello, VP-Accounting
         315-362-0514